UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2016 (March 1, 2016)

INLAND LAND APPRECIATION FUND II, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19220	36-3664407
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2901 Butterfield Road Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 218-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On March 1, 2016, Inland Land Appreciation Fund II, L.P., or the Partnership, as seller, entered into a Vacant Land Purchase and Sale Contract with a third party purchaser to sell approximately 182 acres of land in Kane County, Illinois. The subject land is referred to in the Partnership’s periodic reports as Parcel 8. The subject land, which was acquired by the Partnership in 1991, represents approximately 33% of the Partnership’s remaining acreage of improved and unimproved land and approximately 17% of the carrying value of the remaining land as of December 31, 2015. The contract sales price of the subject land is $1,712,940. The subject land is being sold “AS IS” but subject to usual and customary closing conditions. Provided the buyer performs pursuant to the terms of the contract, the sale will result in the Partnership recognizing a loss, for financial statement purposes, of approximately $222,000, before proration adjustments, selling costs and transfer taxes. The Partnership presently intends to retain a portion of the net sales proceeds for Partnership operations and to distribute the balance to Partners. The closing is expected to occur in March 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND LAND APPRECIATION FUND II, L.P.

Date: March 7, 2016	By:	Inland Real Estate Investment Corporation Its General Partner

		By:	/s/ Guadalupe Griffin
		Name:	Guadalupe Griffin
		Title:	Senior Vice President & Principal
Executive Officer of the Partnership